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Exhibit 10.27

Summary of Unwritten Compensation Arrangements
Applicable to Non-Employee Directors of Overstock.com, Inc.

        During 2011 the Company paid its non-employee directors $60,000 annually, at the rate of $15,000 per quarter. During 2012 the Company will pay its non-employee directors $50,000 annually, at the rate of $12,500 per quarter. The Company also grants restricted stock units to directors, generally at the first Board meeting after the director first joins the Board, and periodically thereafter. In 2011, the Company granted restricted stock units to non-employee directors as follows:

Name	Grant Date	Number of Restricted Stock Units Granted(1)
Allison H. Abraham	May 4, 2011	8,000
Barclay F. Corbus	May 4, 2011	8,000
Joseph J. Tabacco, Jr.	May 4, 2011	8,000
John J. Byrne	May 4, 2011	8,000
Samuel A. Mitchell	May 4, 2011	8,000

(1)
Each restricted stock unit represents a contingent right to receive one share of Overstock.com, Inc. common stock. The restricted stock units vest as to 25% at the close of business on the first anniversary of the date of grant, 25% at the second anniversary of the date of grant, and the remaining 50% at the third anniversary of the date of grant. Vested shares are delivered promptly after the restricted stock units vest.

        The Company also reimburses directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings. Haverford Valley, L.C., an affiliate of the Company, and certain affiliated entities which make travel arrangements for the Company's executives, also occasionally make travel arrangements for directors to attend Board meetings, for which the Company reimburses Haverford Valley at rates not in excess of commercially available airline rates.

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  Exhibit 10.27
Summary of Unwritten Compensation Arrangements Applicable to Non-Employee Directors of Overstock.com, Inc.